[Letterhead of Thacher Proffitt & Wood]



                                                      February 24, 1999


Salomon Smith Barney Inc.
Seven World Trade Center
New York, New York  10048

                  Opinion:  Underwriting Agreement
                  Salomon Brothers Mortgage Securities VII, Inc.,
                  Mortgage Pass-Through Certificates, Series 1999-2
                  -------------------------------------------------

Ladies and Gentlemen:

         We have acted as counsel to Salomon Brothers Mortgage Securities VII, Inc. (the "Depositor") and Salomon Brothers Realty Corp. (the "Seller") in connection with (i) the sale of mortgage loans ("the Mortgage Loans") by the Seller to the Depositor pursuant to the Mortgage Loan Purchase Agreement, dated February 22, 1999 (the "Mortgage Loan Purchase Agreement"), among the Depositor, the Seller, Cendant Mortgage Corporation ("Cendant") and Bishop's Gate Residential Mortgage and (ii) the simultaneous issuance of Mortgage Pass-Through Certificates, designated as Series 1999-2, Class A1-1, Class A1-2, Class A1-3, Class A1-4, Class A1-5, Class A1-6, Class A2, Class PO, Class IO, Class B-1, Class B-2, Class B-3, Class B-4, Class B-5, Class B-6PO, Class B- 6IO, Class R-I and Class R-II (the "Certificates") evidencing undivided ownership interests in a trust fund consisting primarily of the Mortgage Loans. The Depositor is acquiring the Mortgage Loans pursuant to the Mortgage Loan Purchase Agreement in exchange for immediately available funds. The Certificates are being issued pursuant to the Pooling and Servicing Agreement, dated as of February 1, 1999 (the "Pooling and Servicing Agreement"), among the Depositor as depositor, Cendant as master servicer (in such capacity, the "Master Servicer") and The Chase Manhattan Bank as trustee (the "Trustee"). The Depositor is selling the Certificates to Salomon Smith Barney Inc. (the "Underwriter") pursuant to the Underwriting Agreement, dated February 22, 1999, between the Depositor and the Underwriter (the "Underwriting Agreement"; the Mortgage Loan Purchase Agreement, the Pooling and Servicing Agreement, the Underwriting Agreement, collectively, the "Agreements"). Capitalized terms not defined herein have the meanings set forth in the Agreements.

         In rendering this opinion letter, we have examined the documents described above and such other documents as we have deemed necessary including, where we have deemed appropriate, representations or certifications of officers of parties thereto or public officials. In rendering this opinion letter, except for the matters that are specifically addressed in the opinions expressed below,


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we have assumed (i) the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies, (ii) the necessary entity formation and continuing existence in the jurisdiction of formation, and the necessary licensing and qualification in all jurisdictions, of all parties to all documents, (iii) the necessary authorization, execution, delivery and enforceability of all documents, and the necessary entity power with respect thereto and (iv) that there is not any other agreement that modifies or supplements the agreements expressed in the documents to which this opinion letter relates and that renders any of the opinions expressed below inconsistent with such documents as so modified or supplemented. In rendering this opinion letter, we have made no inquiry, have conducted no investigation and assume no responsibility with respect to (a) the accuracy of and compliance by the parties thereto with the representations, warranties and covenants contained in any document or (b) the conformity of the underlying assets and related documents to the requirements of the agreements to which this opinion letter relates.

         Our opinions set forth below with respect to the enforceability of any right or obligation under any agreement are subject to (i) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealings and the possible unavailability of specific performance and injunctive relief, regardless of whether considered in a proceeding in equity or at law,
(ii) the effect of certain laws, regulations and judicial and other decisions upon the availability and enforceability of certain covenants, remedies and other provisions, including the remedies of specific performance and self-help and provisions imposing penalties and forfeitures and waiving objections to venue and forum, (iii) bankruptcy, insolvency, receivership, reorganization, liquidation, fraudulent conveyance and transfer, moratorium and other similar laws affecting the rights of creditors or secured parties and (iv) public policy considerations underlying the securities laws, to the extent that such public policy considerations limit the enforceability of the provisions of any agreement which purport or are construed to provide indemnification with respect to securities law violations. However, the non-enforceability of any such provisions will not, taken as a whole, materially interfere with the practical realization of the benefits of the rights and remedies included in any such agreement which is the subject of any opinion expressed below, except for the considerations referred to in foregoing clause (iv) and the consequences of any judicial, administrative, procedural or other delay which may be imposed by, relate to or arise from applicable laws, equitable principles and interpretations thereof.

         In rendering this opinion letter, we do not express any opinion concerning any law other than the federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware. We do not express any opinion with respect to the securities laws of any jurisdiction or any other matter not specifically addressed in the opinions expressed below.

         Based upon and subject to the foregoing, it is our opinion that:

         1. The Pooling and Servicing Agreement, assuming the authorization, execution and delivery thereof by the parties thereto, constitutes a valid and legally binding agreement under the laws of the State of New York, enforceable thereunder against the Depositor in accordance with its terms.



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         2.       The Certificates, assuming the execution, authentication and delivery in accordance with the Pooling and Servicing Agreement and the delivery thereof and payment therefor in accordance with the Underwriting Agreement, are validly issued and outstanding and are entitled to the benefits of the Pooling and Servicing Agreement.

         3. Assuming compliance with the provisions of the Pooling and Servicing Agreement, for federal income tax purposes, REMIC I and REMIC II will each qualify as a real estate mortgage investment conduit ("REMIC") within the meaning of Sections 860A through 860G (the "REMIC Provisions") of the Internal Revenue Code of 1986, the Class R-I Certificates will constitute the sole class of "residual interests" in REMIC I, the Certificates (other than the Residual Certificates) will represent ownership of "regular interests" in REMIC II and will generally be treated as debt instruments of REMIC II and the Class R-II Certificates will constitute the sole class of "residual certificates" in REMIC II, within the meaning of the REMIC Provisions in effect on the date hereof. This opinion confirms and adopts the opinion set forth in the Registration Statement.

         We hereby consent to the filing of this opinion letter as an Exhibit to the Current Report of the Registrant on Form 8-K and to the Registration Statement, to the use of our name in the Prospectus and Prospectus Supplement under the heading "Legal Matters" and to the filing of this opinion letter as an exhibit to any application made by or on behalf of the Registrant or any dealer in connection with the registration or qualification of the Certificates under the securities law of any State of the United States or other jurisdiction, without admitting that we are "persons" within the meaning of Section 7(a) or 11(a)(4) of the 1933 Act, or "experts" within the meaning of Section 11 thereof, with respect to any portion of the Registration Statement.

                                         Very truly yours,

                                         THACHER PROFFITT & WOOD

                                         By /s/ Thacher Proffitt & Wood
                                            --------------------------------